Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEXTCURE, INC.

NextCure, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is NextCure, Inc. The Corporation’s original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on September 3, 2015.

SECOND: This Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation in the form set forth in the following resolution has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation:

RESOLVED: The Third Amended and Restated Certificate of Incorporation is hereby amended to include a new Section 4.4 in Article 4 as follows:

4.4. Reverse Stock Split. Upon the filing and effectiveness of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every twelve (12) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time (as defined below) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock without increasing or decreasing the par value of any share (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Common Stock shall be issued to the transfer agent, as agent for the accounts of all holders of record of Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the Common Stock at the time of the sale. After such sale, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests.

THIRD: All other provisions of the Third Amended and Restated Certificate of Incorporation remain in full force and effect.

FOURTH: The foregoing amendment shall be effective as of 12:01 a.m., Eastern Time, on July 14, 2025 (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer below on this 10th day of July, 2025.

NEXTCURE, INC.

By: /s/ Michael Richman

Name: Michael Richman

Title: President and Chief Executive

Officer